                                EXHIBIT 10.8

                      INTERNATIONAL BUYING POWER CORP.
                    A FINANCIAL PUBLIC RELATIONS NETWORK
             7860 GLADES ROAD, SUITE 220 - BOCA RATON, FL 33434
               PHONE: (561) 482-0004     FAX: (561) 488-2602



ARXA International Energy Inc.                              June 4, 1998
L. Craig Ford
110 Cypress Station Dr. #280
Houston, TX 77090

This is a seven month Agreement and Understanding between ARXA INTERNATIONAL ENERGY INC. and International Buying Power Corporation. We propose to do the following:

1) Disseminate a one page "highlighter" by fax and operate an intense telemarketing follow-up campaign to new brokers. We would target these brokers primarily instead of those already contacted previously. There will be 10A/E's on the phone daily.

2) Use an extensive mass faxing program to reach thousands of new brokers in a very short time. This creates an instant audience of informed brokers. Follow up calls will turn at least 20% of them into supporters.

3) Use a mass lead faxing program to brokers, of high net worth individuals who have been identified as stock buyers by Investors Business Daily, Barrons and other sources including specific leads from the Company. This builds immediate relief support and incentive for brokers who work the stock through an "Investor Lead Generation Program".

4) We will seek to make ARXA INTERNATIONAL ENERGY INC. its products and financial prospects known not only to individual retail stockbrokers, but also broker-dealers, market makers and other members of the financial community.

International Buying Power Corporation, in providing the foregoing services, shall be responsible for all costs incurred except company will be responsible for mailing out due diligence requests. Your cost in expense fees will be as follows: $15,000 worth of free-trading common stock or cash or a combination of both upon signing contract. $15,000 worth of free-trading common stock or cash or a combination of both on 2nd contract month and 3rd contract month. $10,000 worth of free-trading common stock or cash or a combination of both on 4th contract month, 5th contract month and 6th contract month. In addition we will initiate an option program beginning month 4 as proposed below. This contract can be renewed upon completion.

Page Two of  Proposal
-------------------------------------------------------------------------------

          QUANTITY    OPTION PRICE        TOTAL $ TO COMPANY
          --------    ------------        ------------------
          200,000          .75                 150,000
          150,000         1.00                 150,000
          120,000         1.25                 150,000
          100,000         1.50                 150,000
          -------                              -------
          570,000                              600,000

One of the major challenges posed to a company requiring equity financing to fund that growth is lack of sufficient market capitalization. First, International Buying Power Corporation increases distribution and retail volume which results in INCREASED MARKET CAPITALIZATION. Through our database of 50,000 stockbrokers targeted to buy stock (preferably retail), we feel that a goal of bringing in supportive buying on a daily basis is realistic. Depending on the company's revenue growth, International Buying Power Corporation would determine the goals for a realistic price of the stock value and set those standards for over a 3 month contract which would be negotiable at the end of 3 months. You will gain a proper and orderly retail market for your stock.

This program, as outlined, affords you the greatest coverage in developing broker interest and higher market capitalization with a support database of stockbrokers who take positions in your company's stock and increase volume. The bottom line is volume.

In order to create a database of stockbrokers who turn around and create a database of investors for any stock, it takes 1) manpower, 2) an accomplished database of trusted stockbrokers who support undervalued companies, 3) a team of investor relations people who are not order takers or clerks, 4) professionals who know the capital markets, 5) the guys who write the tickets and 6) constant energy on the phones and faxes daily, 8 hours a day. THAT'S WHAT IT TAKES!

                      WE ACCOMPLISH ALL THAT AND MORE.*


---------------------------             ------------------------
Terry Ritchie                           Charles T. Tamburello
CEO                                     VP Trading/Sales
International Buying Power Corp.        International Buying Power Corp.



---------------------------
L. Craig Ford
ARXA International Energy Inc.

               FINANCIAL PUBLIC RELATIONS CONSULTING AGREEMENT

A Financial Public Relations Consulting Agreement, made this 4th day of June 1998 by and between ARXA INTERNATIONAL ENERGY INC. located at 110 Cypress Station Dr. #280, Houston, TX 77090 hereafter referred to as "COMPANY" and INTERNATIONAL BUYING POWER CORPORATION located at 7860 Glades Road, Ste 220, Boca Raton, FL 33434 engaged in providing financial public relations services hereafter referred to as "CONSULTANT".

WITNESS THAT: Whereas, the COMPANY requires financial public relations services and desires to employ CONSULTANT to provide such services as an independent contractor consultant, and CONSULTANT is agreeable to such employment, and the parties desire a written document formalizing and defining their relationship and evidencing the terms of their agreement. Now, therefore, intending to be legally bound and in consideration of the mutual promises and covenants, the parties have agreed as follows:

1. APPOINTMENT: The COMPANY hereby appoints CONSULTANT as its financial public relations counsel and hereby retains and employs CONSULTANT, on the terms and conditions of this Agreement. CONSULTANT accepts such appointment and agrees to perform the services upon the terms and conditions of this Agreement.

2. TERM: The term of this Agreement shall begin on June 4, 1998 and terminate on January 4, 1999.

3. SERVICES: (a) CONSULTANT shall act, generally, as financial public relations counsel, essentially acting (1) as liaison between the COMPANY and its shareholders; (2) as advisor to the COMPANY with respect to existing and potential market makers, broker-dealers, underwriters and investors as well as being the liaison between the COMPANY and such persons; and (3) as advisor to the COMPANY with respect to communications and information (e.g. interviews, press releases, shareholder reports, etc.) as well as planning, designed, developing, organizing, writing and distributing such communications and information.

      (b) CONSULTANT shall seek to make the COMPANY, its management, its products and its financial situation and prospects known to the financial press and publications, broker-dealers, mutual funds, institutional investors, market makers, analysts, investment advisors and other members of the financial community as well as the financial media and the public generally.

      (c) CONSULTANT, in providing the foregoing services, shall be responsible for all costs of providing the services, not including out-of-pocket expenses for postage, delivery service (e.g. Airborne Express) and preparation of all Due Diligence Packages.

3. LIMITATIONS ON SERVICES: The parties recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by applicable rules and regulations of stock exchanges, National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, CONSULTANT agrees: (a) CONSULTANT shall NOT release any financial or other information or data about the COMPANY without the consent and approval of the COMPANY, signatures on press releases are necessary. (b) CONSULTANT shall NOT conduct any meetings with financial analysts without informing the COMPANY in advance of the proposed meeting and format or agenda of such meeting, and the COMPANY may elect to have a representative of the COMPANY attend such meeting. (c) CONSULTANT shall NOT release any information or data about the COMPANY to any selected or limited person(s), entity or group if CONSULTANT is aware that such information or data has not been generally released or promulgated. (d) After notice by the COMPANY of filing for a proposed public offering of securities of the COMPANY and during any period of restriction on publicity CONSULTANT shall not engage in any public relations efforts, not in the normal course without approval of counsel for the COMPANY and of counsel for the COMPANY and of counsel for the underwriter(s), if any.

5. DUTIES OF COMPANY: (a) COMPANY shall supply CONSULTANT on a regular and timely basis with all approved data and information about the COMPANY, its management, its products and its operations, and COMPANY shall be responsible for advising CONSULTANT of any facts which would affect the accuracy of any prior data and information previously supplied to CONSULTANT so that CONSULTANT may take corrective action. (b) COMPANY shall promptly supply consultant: with full and complete copies of all filings with all federal and state securities agencies; with full and complete copies of all shareholder reports and communications whether or not prepared with CONSULTANT'S assistance; with all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and with all product/services, brochures, sales materials, etc. -C- COMPANY shall promptly notify CONSULTANT of the filing of any registration statement for the sale of securities and of any other event which triggers any restrictions on publicity. (d) COMPANY shall contemporaneously notify CONSULTANT if any information or data being supplied to CONSULTANT has not been generally released or promulgated.

6. REPRESENTATION AND INDEMNIFICATION: (a) The COMPANY shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information and data which it supplies to CONSULTANT and the COMPANY acknowledges its awareness that CONSULTANT will rely on such continuing representation in disseminating such information and otherwise performing its public relations functions. (b) CONSULTANT, in the absence of notice in writing from COMPANY, will rely on the continuing accuracy of material, information and data supplied by the COMPANY. (c) COMPANY hereby agrees to indemnify CONSULTANT against, and to hold CONSULTANT harmless from any claims, demands, suits, loss, damages, etc. arising out of CONSULTANT's reliance upon the accuracy and continuing accuracy of such facts, material, data and information unless CONSULTANT has been negligent in fulfilling the duties and obligations hereunder. (d) COMPANY hereby authorizes CONSULTANT to issue, in CONSULTANTS sole discretion, corrective, amendatory, supplemental or explanatory press releases, shareholder communications and reports or data supplied to analysts, broker-dealers, market makers or other members of the financial community.

7. COMPENSATION: International Buying Power Corporation, in providing the foregoing services, shall be responsible for all costs incurred. Your cost in expense fees will be as follows:

     We, in providing the foregoing services, will be responsible for all costs incurred except the Company will be responsible for mailing out due diligence requests. International Buying Power Corporation, in providing the foregoing services, shall be responsible for all costs incurred except company will be responsible for mailing out due diligence requests. Your cost in expense fees will be as follows: $15,000 worth of free-trading common stock or cash or a combination of both upon signing contract. $15,000 worth of free-trading common stock or cash or a combination of both on 2nd contract month and 3rd contract month. $10,000 worth of free-trading common stock or cash or a combination of both on 4th contract month, 5th contract month and 6th contract month. In addition we will initiate an option program beginning month 4 as proposed below. This contract can be renewed upon completion.

8. BILLING AND PAYMENT: The monthly basic fee provided for in Paragraph 7(a) shall be due and payable without billing. Billings and payments for special services (Paragraph 7) shall be as agreed.

9. RELATIONSHIP OF PARTIES: CONSULTANT is a Florida Corporation, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workmen's compensation insurance. This Agreement does not establish any partnership, joint venture or other business entity or association between the parties and neither party is intended to have any interest in the business or property of the other.

10. TERMINATION: This Agreement may be terminated by either party prior to the expiration of the term provided in Paragraph 2 only in writing and at least 3 business days prior to the expiration of the current contract month.

11. ATTORNEY FEES: Should either party default in the terms or conditions of this Agreement and suit be filed as a result of such default, the prevailing party shall be entitled to recover all costs incurred as a result of such default including all costs and reasonable attorney fees, expenses and court costs through trial and appeal.

12. WAIVER OF BREACH: The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

13. ASSIGNMENT: The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties.

14. NOTICES: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail return receipt requested to the principal office of the party being notified.

15. ENTIRE AGREEMENT: This instrument contains the entire agreement of the parties and may be modified only by agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement shall be governed for all purposes by the laws of the state of Florida. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

SIGNATURE PAGE

IN WITNESS WHEREOF the parties hereto, intending to be legally bound, have executed this Agreement.


/s/ Terry Ritchie
---------------------------------
Terry Ritchie
CEO
International Buying Power Corp.


/s/ Charles T. Tamburello
---------------------------------
Charles T. Tamburello
VP Trading/Sales
International Buying Power Corp.


/s/ L. Craig Ford
---------------------------------
L. Craig Ford
ARXA International Energy Inc.